                            SCHEDULE 14A INFORMATION



                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )



    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12




                                INTERSTATE ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):



/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                         INTERSTATE ENERGY CORPORATION

                           D/B/A ALLIANT CORPORATION

222 WEST WASHINGTON AVENUE     P.O. BOX 2568    MADISON, WI 53701-2568    PHONE:
                                  608/252-3110


                                  May 22, 1998


TO THE OWNERS OF INTERSTATE ENERGY CORPORATION:

    We extend a cordial invitation to you to join us at the 1998 Annual Meeting of Shareowners. The meeting will be held at the Collins Plaza Hotel, 1200 Collins Road, N.E., Cedar Rapids, Iowa, on Wednesday, June 24, 1998, at 10:00 a.m. (Central Time). If you plan to join us, please indicate the names of the individuals who will be attending on the enclosed proxy card reservation form.


    Interstate Energy Corporation (the "Company") and its subsidiaries, Wisconsin Power and Light Company ("WP&L") and Interstate Power Company ("IPC"), will hold separate shareowner meetings. If you are a shareowner of the Company and a preferred shareowner of WP&L, you will receive separate Notices of Annual Meeting and Proxy Statements and separate proxy cards, one for each company. If you are a shareowner of the Company and a preferred shareowner of WP&L, you will have to return both proxy cards to vote all your shares. If you are a preferred shareowner of IPC, you will receive a separate Note of Meeting and, if you so desire, will need to attend the meeting to vote your shares.


    The enclosed Notice of Annual Meeting and Proxy Statement sets forth the items to be considered at the Company's annual meeting. There will also be informative reports on the affairs of the Company after which shareowners will be given the opportunity to ask questions and make comments. Light refreshments will be served following the meeting.

    It is important to your interests, and also is helpful to the directors of the Company, that all shareowners participate in the affairs of the Company, regardless of the number of shares owned. Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it in the postage paid envelope. You may, of course, still vote your shares in person at the meeting even if you have previously returned your proxy.

    Your participation in person or by proxy is very important.

                                          Sincerely,

                                                 [SIG]

                                          LEE LIU

                                          CHAIRMAN OF THE BOARD

                            INTERSTATE ENERGY CORPORATION
                              D/B/A ALLIANT CORPORATION
                            ANNUAL MEETING OF SHAREOWNERS

               DATE:  June 24, 1998
               TIME:  10:00 AM, Central Time
               LOCATION:      Collins Plaza Hotel
                              1200 Collins Road, N.E.
                              Cedar Rapids, Iowa

                           SHAREOWNER INFORMATION NUMBERS

       LOCAL CALLS (MADISON, WI AREA) ............................. 608-252-3110

       TOLL FREE NUMBER ......................................... 1-800-356-5343

                         INTERSTATE ENERGY CORPORATION

                           D/B/A ALLIANT CORPORATION

222 WEST WASHINGTON AVENUE     P.O. BOX 2568     MADISON WI 53701-2568    PHONE:
                                  608/252-3110

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                                 JUNE 24, 1998
                                    10:00 AM


    The Annual Meeting of Shareowners of Interstate Energy Corporation (the "Company") will be held at the Collins Plaza Hotel, 1200 Collins Road, N.E., Cedar Rapids, Iowa, on Wednesday, June 24, 1998, at 10:00 AM (local time), for the following purposes:


        (1) To elect (a) five directors for terms expiring at the 2001 Annual Meeting of Shareowners, (b) three directors for terms expiring at the 2000 Annual Meeting of Shareowners, and (c) three directors for terms expiring at the 1999 Annual Meeting of Shareowners.


        (2) To consider and act upon any other business that may properly come before the meeting.


    The Board of Directors of the Company presently knows of no other business to come before the meeting.

    Only the holders of common stock of record on the books of the Company at the close of business on May 11, 1998, are entitled to vote at the meeting. All such shareowners are requested to be present at the meeting in person or by proxy, so that the presence of a quorum may be assured.

    PLEASE SIGN AND RETURN YOUR PROXY IMMEDIATELY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THE REGISTRATION DESK AND VOTE IN PERSON. ALL SHAREOWNERS ARE URGED TO RETURN THEIR PROXIES PROMPTLY.

    Your proxy covers all of your shares of common stock of the Company. For present or past employees of the Company or Wisconsin Power and Light Company, your proxy includes any shares held for your account under the Company's Shareowner Direct Plan. For present or past employees of IES Utilities Inc., your proxy includes any shares held for your account under IES Utilities Employee Stock Ownership Plan. For shares credited to an account under any 401(k) or similar retirement savings plan of the Company, Wisconsin Power and Light Company, IES Utilities Inc. or Interstate Power Company, you will receive a form of proxy from the trustee of the respective plan.

    A copy of the 1997 Annual Report of the Company is enclosed.

                                          By Order of the Board of Directors,

                                                   [SIG]

                                          EDWARD M. GLEASON

                                          VICE PRESIDENT--TREASURER
                                          AND CORPORATE SECRETARY


May 22, 1998

                         INTERSTATE ENERGY CORPORATION

                           D/B/A ALLIANT CORPORATION

222 WEST WASHINGTON AVENUE     P.O. BOX 2568     MADISON WI 53701-2568    PHONE:
                                  608/252-3110


                                  May 22, 1998


                          PROXY STATEMENT RELATING TO
                       1998 ANNUAL MEETING OF SHAREOWNERS


    The purposes of the meeting are set forth in the accompanying notice. The enclosed proxy relating to the meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Following the original solicitation of proxies by mail, beginning on or about May 22, 1998, certain of the officers and regular employees of the Company may solicit proxies by telephone, telegraph or in person, but without extra compensation. The Company will pay to banks, brokers, nominees, and other fiduciaries, their reasonable charges and expenses incurred in forwarding the proxy material to their principals.



    On April 21, 1998, the merger involving IES Industries Inc. ("IES Industries", the former parent of IES Utilities Inc. ("IES")), Interstate Power Company ("IPC") and WPL Holdings, Inc. was completed (the "Merger"), after which the name of the Company was changed from WPL Holdings, Inc. to Interstate Energy Corporation. Following the Merger, Heartland Development Corporation, the holding company for non-regulated operations of the Company, changed its name to Alliant Industries, Inc. ("Alliant Industries"). The Company is now the parent holding company of Wisconsin Power and Light Company ("WP&L"), IES, IPC and Alliant Industries.


    THE COMPANY WILL FURNISH WITHOUT CHARGE, TO EACH SHAREOWNER WHO IS ENTITLED TO VOTE AT THE MEETING AND WHO MAKES A WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (NOT INCLUDING EXHIBITS THERETO), AS FILED PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934. WRITTEN REQUESTS FOR THE FORM 10-K SHOULD BE MAILED TO THE CORPORATE SECRETARY AT THE ADDRESS STATED ABOVE.


                             ELECTION OF DIRECTORS



    Eleven directors are to be elected at the Company's 1998 Annual Meeting of Shareowners, scheduled to be held on June 24, 1998. Joyce L. Hanes, Arnold M. Nemirow, Jack R. Newman, Judith D. Pyle and David Q. Reed are nominees to hold office for a term expiring in 2001; Lee Liu, Robert W. Schlutz and Wayne H. Stoppelmoor are nominees to hold office for a term expiring in 2000; and Alan B. Arends, Robert D. Ray and Anthony R. Weiler are nominees to hold office for a term expiring in 1999. All nominees are currently directors of the Company, WP&L, IES and IPC. All persons elected as directors will serve until the Annual Meeting of Shareowners of the Company in the year their respective term expires, or until their successors have been duly elected and qualified.



    Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, whether due to abstentions, broker non-votes or otherwise, will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees shall be unable to serve, or for good reason will not serve, a contingency not now anticipated.


    Brief biographies of the director nominees and continuing directors follow. These biographies include their age (as of December 31, 1997), an account of their business experience, and the names of publicly-held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

                                    NOMINEES
                           FOR TERMS EXPIRING IN 2001


JOYCE L. HANES
                   Principal Occupation: Director and Chairman of Midwest Wholesale Inc.

                   Age: 65

                   Served as a director of the Company since the consummation of the
                     Merger.
      [PHOTO]

                   Annual Meeting at which nominated term of office will expire: 2001


OTHER INFORMATION: Ms. Hanes has been a director of Midwest Wholesale Inc., Mason City, Iowa since 1970. She was re-elected Chairman of the Board of that company in December 1997, having previously served as Chairman from 1986 to 1988. Ms. Hanes has served as a director of IPC since 1982, and of WP&L and IES since the consummation of the Merger.

ARNOLD M. NEMIROW
                   Principal Occupation: Chairman, President and Chief Executive
                     Officer, Bowater, Inc. (a pulp and paper manufacturer), Greenville,
                     South Carolina.

                   Age: 54
      [PHOTO]
                   Served as a director of the Company since 1991.

                   Annual Meeting at which nominated term of office will expire: 2001

OTHER INFORMATION: Mr. Nemirow served as President, Chief Executive Officer and Director of Wausau Paper Mills Company, a pulp and paper manufacturer, from 1990 until joining Bowater, Inc., in September 1994. Mr. Nemirow has served as a director of WP&L since 1994, and of IES and IPC since the consummation of the Merger. He is a member of the New York Bar.

JACK R. NEWMAN
                   Principal Occupation: Partner of Morgan, Lewis & Bockius, an
                     international law firm based in Washington, D.C.

                   Age: 64
      [PHOTO]
                   Served as a director of the Company since the consummation of the
                     Merger.

                   Annual Meeting at which nominated term of office will expire: 2001

OTHER INFORMATION: Mr. Newman has been engaged in private practice since 1967 and has been a partner of Morgan, Lewis & Bockius since December 1, 1994. Prior to joining Morgan, Lewis & Bockius, he was a partner in the law firms Newman & Holtzinger and Newman, Bouknight & Edgar. He has served as nuclear legal counsel to IES since 1968. He advises a number of utility companies on nuclear power matters, including many European and Asian companies. Mr. Newman is a member of the Bar of the State of New York, the Bar Association of the District of Columbia, the Association of the Bar of the City of New York, the Federal Bar Association and the Lawyers Committee of the Edison Electric Institute. Mr. Newman has served as a director of IES since 1994, and of WP&L and IPC since the consummation of the Merger.

JUDITH D. PYLE
                   Principal Occupation: Vice Chair of The Pyle Group, a financial services company, Madison, Wisconsin.

                   Age: 54
      [PHOTO]
                   Served as a director of the Company since 1992.

                   Annual Meeting at which nominated term of office will expire: 2001


OTHER INFORMATION: Prior to assuming her current position, Ms. Pyle served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation (a battery and lighting products manufacturer), Madison, Wisconsin. Ms. Pyle is a director of Firstar Corporation. She is also a member of the Board of Visitors at the University of Wisconsin School of Human Ecology. Further, Ms. Pyle is a member of Boards of Directors of the United Way Foundation, Greater Madison Chamber of Commerce, Madison Art Center, Wisconsin Taxpayers Alliance and the Children's Theatre of Madison, and is a trustee of the White House Endowment Fund. Ms. Pyle has served as a director of WP&L since 1994, and of IES and IPC since the consummation of the Merger.


DAVID Q. REED
                   Principal Occupation: Independent practitioner of law in Kansas City,
                     Missouri.

                   Age: 66

                   Served as a director of the Company since the consummation of the
                     Merger.
      [PHOTO]

                   Annual Meeting at which nominated term of office will expire: 2001

OTHER INFORMATION: Mr. Reed has been engaged in the private practice of law since 1960. He is a member of the American Bar Association, the Association of Trial Lawyers of America, the Missouri Association of Trial Lawyers, the Missouri Bar and the Kansas City Metropolitan Bar Association. Mr. Reed has served as a director of IES (or predecessor companies) since 1967, and of WP&L and IPC since the consummation of the Merger.

                           FOR TERMS EXPIRING IN 2000

LEE LIU
                   Principal Occupation: Chairman of the Board of the Company.

                   Age: 64

                   Served as a director of the Company since the consummation of the
                     Merger.
      [PHOTO]

                   Annual Meeting at which current term of office will expire: 2000


OTHER INFORMATION: Mr. Liu has served as Chairman of the Board of the Company since the consummation of the Merger. Mr. Liu was Chairman of the Board and Chief Executive Officer of IES Industries and Chairman of the Board and Chief Executive Officer of IES prior to the Merger. Mr. Liu has held a number of professional, management and executive positions after joining Iowa Electric Light and Power Company (later known as IES Utilities Inc.) in 1957. He is a director of HON Industries Inc., an office equipment manufacturer in Muscatine, Iowa; McLeodUSA Inc., a telecommunications company in Cedar Rapids, Iowa; Principal Financial Group, an insurance company in Des Moines, Iowa; and Eastman Chemical Company, a diversified chemical company in Kingsport, Tennessee. He also serves as a trustee for Mercy Medical Center, a hospital in Cedar Rapids, Iowa and is a member of the University of Iowa College of Business Board of Visitors. Mr. Liu has served as a director of IES (or predecessor companies) since 1981, and of WP&L and IPC since the consummation of the Merger.


ROBERT W. SCHLUTZ
                   Principal Occupation: President of Schlutz Enterprises, a diversified farming and retailing business in Columbus Junction, Iowa.

                   Age: 62
      [PHOTO]
                   Served as a director of the Company since the consummation of the
                     Merger.

                   Annual Meeting at which current term of office will expire: 2000


OTHER INFORMATION: Mr. Schlutz is a director of PM Agri-Nutritional Group Inc., an animal health business in St. Louis, Missouri, and the Iowa Foundation for Agricultural Advancement. Mr. Schlutz is President of the Iowa State Fair Board and member of various community organizations. He also served on the National Advisory Council for the Kentucky Fried Chicken Corporation. He is a past Chairman of the Environmental Protection Commission for the State of Iowa. Mr. Schlutz has served as a director of IES (or predecessor companies) since 1989, and of WP&L and IPC since the consummation of the Merger.

WAYNE H. STOPPELMOOR
                   Principal Occupation: Vice Chairman of the Board of the Company.

                   Age: 63

                   Served as a director of the Company since the consummation of the
                     Merger.
      [PHOTO]

                   Annual Meeting at which current term of office will expire: 2000


OTHER INFORMATION: Mr. Stoppelmoor has served as Vice Chairman of the Board of Directors of the Company since the consummation of the Merger. Prior thereto, Mr. Stoppelmoor had served as Chairman, President and Chief Executive Officer of IPC. He retired as President of IPC on October 1, 1996 and as Chief Executive Officer on January 1, 1997. Mr. Stoppelmoor has served as a director of IPC since 1986, and of WP&L and IES since the consummation of the Merger.


                           FOR TERMS EXPIRING IN 1999


ALAN B. ARENDS
                   Principal Occupation: Chairman of the Board of Directors of Alliance
                     Benefit Group Financial Services Corp. (formerly Arends Associates,
                     Inc.) of Albert Lea, Minnesota, an employee benefits company.

      [PHOTO]
                   Age: 64

                   Served as a director of the Company since the consummation of the
                     Merger.

                   Annual Meeting at which current term of office will expire: 1999


    OTHER INFORMATION: Mr. Arends founded Alliance Benefit Group Financial Services Corp. in 1983. Mr. Arends has served as a director of IPC since 1993, and of WP&L and IES since the consummation of the Merger.

ROBERT D. RAY
                   Principal Occupation: Retired President and Chief Executive Officer
                     of IASD Health Services Inc. (formerly Blue Cross and Blue Shield of Iowa, Western Iowa and South Dakota), an insurance firm in Des
                     Moines, Iowa.

      [PHOTO]
                   Age: 69

                   Served as a director of the Company since the consummation of the
                     Merger.

                   Annual Meeting at which current term of office will expire: 1999

    OTHER INFORMATION: Mr. Ray served as Governor of the State of Iowa for fourteen years, and was the United States Delegate to the United Nations in 1984. He is a director of the Maytag Company, an appliance manufacturer in Newton, Iowa. He also serves as Chairman of the National Leadership Commission on Health Care Reform and the National Advisory Committee on Rural Health Care. Mr. Ray is Chairman of the Board of Governors, Drake University, Des Moines, Iowa, and a member of the Iowa Business Council. Mr. Ray has served as a director of IES (or predecessor companies) since 1987, and of WP&L and IPC since the consummation of the Merger.

ANTHONY R. WEILER
                   Principal Occupation: Senior Vice President, Merchandising, for
                     Heilig-Meyers Company, a national furniture retailer in Richmond,
                     Virginia.

                   Age: 61
      [PHOTO]
                   Served as a director of the Company since the consummation of the
                     Merger.

                   Annual Meeting at which current term of office will expire: 1999

OTHER INFORMATION: Mr. Weiler was previously Chairman and Chief Executive Officer of Chittenden & Eastman Company, a national manufacturer of mattresses in Burlington, Iowa. He was employed by Chittenden & Eastman in various management positions from 1960 to 1995. Mr. Weiler joined Heilig-Meyers Company as Senior Vice President of Merchandising in 1995. Mr. Weiler is Chairman of the National Home Furnishings Association and a director of the Retail Home Furnishings Foundation. He is a trustee of NHFA Insurance and a past director of the Burlington Area Development Corporation, the Burlington Area Chamber of Commerce and various community organizations. Mr. Weiler has served as a director of IES (or predecessor companies) since 1991, and of WP&L and IPC since the consummation of the Merger.

THE BOARD OF DIRECTORS RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREOWNER TO VOTE "FOR" ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.

                              CONTINUING DIRECTORS

ERROLL B. DAVIS,
JR.
                   Principal Occupation: President and Chief Executive Officer of the
                     Company.

                   Age: 53

                   Served as a director of the Company since 1982.
      [PHOTO]

                   Annual Meeting at which current term of office will expire: 2000


OTHER INFORMATION: Mr. Davis was elected President of the Company in January 1990, and was elected President and Chief Executive Officer of the Company effective July 1, 1990. Mr. Davis joined WP&L in August 1978 and was elected President in July 1987. He was elected President and Chief Executive Officer of WP&L in August 1988. Mr. Davis has also served as Chief Executive Officer of IES and IPC since the consummation of the Merger. He is a director of the Edison Electric Institute, Amoco Oil Company, Competitive Wisconsin, Inc., PPG Industries, Inc., and the Wisconsin Utilities Association. Mr. Davis is also a director and past chair of the Wisconsin Association of Manufacturers and Commerce, former director and vice chair of Forward Wisconsin, director and acting chair of the Electric Power Research

Institute, and past director of the Association of Edison Illuminating Companies and the American Gas Association. Mr. Davis is also a member of the Iowa Business Council. Mr. Davis has served as a director of WP&L since 1984, and of IES and IPC since the consummation of the Merger.


ROCKNE G. FLOWERS
                   Principal Occupation: Chief Executive Officer of Nelson Industries,
                     Inc. (a muffler, filter, industrial silencer, and active sound and vibration control technology and manufacturing firm), Stoughton,
                     Wisconsin (a subsidiary of Cummins Engine Company).
      [PHOTO]
                   Age: 66

                   Served as a director of the Company since 1981.
                   Annual Meeting at which current term of office will expire: 1999


OTHER INFORMATION: Mr. Flowers is a director of Digisonix, Inc.; American Family Mutual Insurance Company; Janesville Sand and Gravel Company; M&I Bank of Southern Wisconsin; Meriter Health Services, Inc.; Meriter Hospital; the Wisconsin History Foundation; and University Research Park. Mr. Flowers has served as a director of WP&L from 1979 to 1990 and since 1994, and of IES and IPC since the consummation of the Merger.


KATHARINE C.
LYALL
                   Principal Occupation: President, University of Wisconsin System,
                     Madison, Wisconsin.

                   Age: 56
      [PHOTO]
                   Served as a director of the Company since 1994.

                   Annual Meeting at which current term of office will expire: 1999

OTHER INFORMATION: Ms. Lyall has served as President of the University of Wisconsin System since April 1992. Prior thereto, she served as Executive Vice President of the University of Wisconsin System. She also serves on the Board of Directors of the Kemper National Insurance Companies and the Carnegie Foundation for the Advancement of Teaching. She is a member of a variety of professional and community organizations, including the American Economic Association; Carnegie Foundation for Advancement of Teaching (President, Board of Trustees); the Wisconsin Academy of Sciences, Arts and Letters; the American Red Cross (Dane County); Competitive Wisconsin, Inc.; and Forward Wisconsin. In addition to her administrative position, she is a professor of economics at the University of Wisconsin-Madison. Ms. Lyall has served as a director of WP&L since 1986, and of IES and IPC since the consummation of the Merger.

MILTON E. NESHEK
                   Principal Occupation: Special Consultant to the Kikkoman Corporation,
                     Tokyo, Japan, and General Counsel, Secretary and Manager, New
                     Market Development, Kikkoman Foods, Inc. (a food products
                     manufacturer), Walworth, Wisconsin.
      [PHOTO]
                   Age: 67

                   Served as a director of the Company since 1986.
                   Annual Meeting at which current term of office will expire: 2000


OTHER INFORMATION: Mr. Neshek is a director of Kikkoman Foods, Inc.; Midwest U.S.-Japan Association; Regional Transportation Authority (for southeast Wisconsin); and Wisconsin-Chiba, Inc. He is a fellow in the American College of Probate Counsel. Mr. Neshek is a member of the Walworth County Bar Association, the State Bar of Wisconsin, and the American Judicature Society. Mr. Neshek is also a member of the Wisconsin Sesquicentennial Commission and a member of its Executive and Finance Committee. Mr. Neshek is a member of the Wisconsin International Trade Council (WITCO) and is Chairman of the WITCO International Education Task Force. Mr. Neshek has served as a director of WP&L since 1984, and of IES and IPC since the consummation of the Merger.


                      MEETINGS AND COMMITTEES OF THE BOARD


    The Board of Directors of the Company has standing Audit, Compensation and Personnel, and Nominating and Governance Committees. Information regarding each of the committees is set forth below.

AUDIT COMMITTEE


    As of January 1, 1997, the committee consisted of L. David Carley, R. G. Flowers, Donald. R. Haldeman, and K. C. Lyall (Chair). Messrs. Carley and Haldeman retired as directors upon consummation of the Merger. The committee held two meetings in 1997. Since the effective date of the Merger, the committee has consisted of J. L. Hanes (Chair), K. C. Lyall, M. E. Neshek, D. Q. Reed and
R. W. Schlutz. The committee recommends to the Board the appointment of independent auditors; reviews the reports and comments of the independent auditors; reviews the activities and reports of the Company's internal audit staff; and, in response to the reports and comments of both the independent auditors and internal auditors, recommends to the Board any action which the Audit Committee considers appropriate.


COMPENSATION AND PERSONNEL COMMITTEE

    As of January 1, 1997, the committee consisted of A. M. Nemirow (Chair), M.
E. Neshek, Henry. C. Prange, J. D. Pyle, and Carol T. Toussaint. Mr. Prange and Mrs. Toussaint retired as directors upon consummation of the Merger. The committee held two meetings in 1997. Since the effective date of the Merger, the committee has consisted of A. M. Nemirow (Chair), A. B. Arends, J. R. Newman, J.
D. Pyle and A. R. Weiler. The committee sets executive compensation policy; administers the Company's Long-Term Equity Incentive Plan; reviews the performance of and approves salaries for officers and certain other management personnel; reviews and recommends to the Board new or changed employee benefit plans; reviews major provisions of negotiated employment contracts, if any; and reviews human resource development programs.

NOMINATING AND GOVERNANCE COMMITTEE

    As of January 1, 1997, the committee consisted of L. D. Carley (Chair), R.
G. Flowers, K. C. Lyall, A. M. Nemirow, H. C. Prange, and J. D. Pyle. Messrs. Carley and Prange retired as directors upon consummation of the Merger. The committee held four meetings in 1997. Since the effective date of the Merger, the committee has consisted of R. G. Flowers (Chair), A. B. Arends, J. D. Pyle,
R. D. Ray and A. R. Weiler. The committee's responsibilities include recommending and nominating new members of the Board, recommending committee assignments and committee chair persons, evaluating overall Board effectiveness, preparing an annual report on CEO effectiveness, and considering and developing recommendations to the Board of Directors on other corporate governance issues. In making recommendations of nominees for election to the Board, the committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write the Chief Executive Officer of the Company, who will forward all recommendations to the committee.

    The Board of Directors held seven meetings during 1997. Only one director (Mr. Nemirow) attended less than 75% of the aggregate number of meetings of the Board and Board committees on which he served.


                           COMPENSATION OF DIRECTORS


    No fees are paid to directors who are officers of the Company and/or any of its subsidiaries (presently Mr. Davis, Mr. Liu and Mr. Stoppelmoor). Non-management directors, each of whom serve on the Boards of the Company, WP&L, IES, IPC and Alliant Industries, receive an annual retainer of $32,800 for service on all five boards. Travel expenses are paid for each meeting day attended. All non-management directors also receive a 25 percent Company matching contribution in common stock for limited optional cash purchases, up to $10,000, of the Company's common stock through the Company's Shareowner Direct Plan. Matching contributions of $2,500 each for calendar year 1997 were made for the following directors: L. D. Carley, R. G. Flowers, D. R. Haldeman, K. C. Lyall, A. M. Nemirow, M. E. Neshek, H. C. Prange, J. D. Pyle, and C. T. Toussaint.

    DIRECTOR'S CHARITABLE AWARD PROGRAM--The Company maintains a Director's Charitable Award Program for the members of its Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions, and to enhance the Company's director benefit program so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, the Company will donate a total of $500,000 to one qualified charitable organization, or divide that amount among a maximum of four qualified charitable organizations, selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company, and the donations are funded by the Company through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company's cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company.

    DIRECTOR'S LIFE INSURANCE PROGRAM--The Company maintains a split-dollar Director's Life Insurance Program for non-employee directors, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to the Company to reimburse the Company for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to the Company.

    DIRECTOR EMERITUS PROGRAM--In connection with the Merger, the Company put in place a Director Emeritus Program under which directors that retired from the Board as a result of the Merger are paid the same annual retainer fee as continuing directors for up to two years after they retire or until they reach age 71, whichever occurs first. This program is intended to apply only to directors who retired in connection with the Merger.


    Director nominee Jack R. Newman serves as legal counsel to the Company on nuclear issues. Mr. Newman's firm, Morgan, Lewis & Bockius has also provided legal services to the Company related to the Merger.

                         OWNERSHIP OF VOTING SECURITIES

    Listed in the following table are the shares of the Company's common stock owned by the executive officers listed in the Summary Compensation Table and all directors of the Company, as well as the number of shares owned by directors and officers as a group as of April 21, 1998. The directors and executive officers of the Company as a group owned less than one percent of the outstanding shares of common stock on that date. To the Company's knowledge, no shareowner beneficially owned 5 percent or more of the Company's outstanding common stock as of April 21, 1998.


                                                                                                         SHARES
                                                                                                       BENEFICIALLY
NAME OF BENEFICIAL OWNER                                                                                OWNED(1)
-----------------------------------------------------------------------------------------------------  -----------
Executives(2)
   Lance W. Ahearn...................................................................................      29,358(3)
   A. J. (Nino) Amato................................................................................       5,810(4)(5)
   Daniel A. Doyle...................................................................................       3,603(4)
   William D. Harvey.................................................................................      14,767(4)
   Eliot G. Protsch..................................................................................      14,941(4)

Director Nominees
   Alan B. Arends....................................................................................       1,100
   Joyce L. Hanes....................................................................................       1,868(4)
   Lee Liu...........................................................................................      56,617(4)
   Arnold M. Nemirow.................................................................................       9,567
   Jack R. Newman....................................................................................       1,482
   Judith D. Pyle....................................................................................       6,100
   Robert D. Ray.....................................................................................       3,193
   David Q. Reed.....................................................................................       6,044(4)
   Robert W. Schlutz.................................................................................       3,633
   Wayne H. Stoppelmoor..............................................................................       6,075
   Anthony R. Weiler.................................................................................       4,603(4)

Continuing Directors
   Erroll B. Davis, Jr...............................................................................      33,703(4)
   Rockne G. Flowers.................................................................................       9,819
   Katharine C. Lyall................................................................................       7,194
   Milton E. Neshek..................................................................................      12,195

All Executives and Directors as a Group
   33 people, including those listed above...........................................................     312,257


---------


(1) Total shares of Company common stock outstanding as of April 21, 1998 were 76,780,996.


(2) Stock ownership of Mr. Davis is shown with continuing directors.

(3) Mr. Ahearn resigned in November 1997.


(4) Included in the beneficially owned shares shown are: Indirect ownership interests with shared voting and investment powers: Mr. Amato--1,032, Mr. Harvey--1,828, Mr. Protsch--552, Mr. Davis--5,603, Ms. Hanes--425, Mr.
    Liu--9,755, Mr. Reed--353 and Mr. Weiler--1,037; and Excercisable stock options: Mr. Davis--13,100, Mr. Harvey--4,700, Mr. Protsch--4,700, Mr. Amato--3,650 and Mr. Doyle--2,900 (all directors and executive officers as a group--39,200).



(5) Mr. Amato left the Company following the effective date of the Merger.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following Summary Compensation Table sets forth the total compensation paid by the Company and its subsidiaries for all services rendered during 1997, 1996, and 1995 to the Chief Executive Officer and the five other most highly compensated executive officers of the Company or its subsidiaries who performed policy making functions for the Company.


                           SUMMARY COMPENSATION TABLE



                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                     ANNUAL COMPENSATION                AWARDS
                                           ----------------------------------------  -------------
                                                                        OTHER          OPTIONS/
           NAME AND                                                     ANNUAL           SARS          ALL OTHER
      PRINCIPAL POSITION          YEAR     SALARY(1)    BONUS(2)   COMPENSATION(3)    (SHARES)(4)   COMPENSATION(5)
------------------------------  ---------  ----------  ----------  ----------------  -------------  ----------------
Erroll B. Davis, Jr. .........       1997  $  450,000  $  200,800    $     19,982         13,800      $     60,261
President and CEO                    1996     450,000     297,862          23,438         12,600            66,711
                                     1995     426,038     125,496          18,963         13,100            61,513

William D. Harvey ............       1997     220,000      43,986          14,944          5,100            33,043
Senior Vice President--              1996     220,000      92,104          10,765          4,650            29,343
  WP&L                               1995     203,846      47,340           5,746          4,700            23,534

Eliot G. Protsch .............       1997     220,000      51,400          11,444          5,100            30,057
Senior Vice President--              1996     220,000     101,224           7,657          4,650            25,890
  WP&L                               1995     200,000      47,520           4,169          4,700            20,178

A. J. (Nino) Amato(6) ........       1997     168,846      25,262          13,775          3,900            27,809
Senior Vice President--              1996     168,846      65,920           9,346          3,550            22,723
  WP&L                               1995     156,804      40,046           5,144          3,650            18,059

Daniel A. Doyle ..............       1997     165,400      20,139           7,087          3,250            17,811
Vice President--Power                1996     149,150      46,865           3,053          2,800            12,180
  Production--WP&L                   1995     140,399      32,465           3,090          2,900            11,155

Lance W. Ahearn(7) ...........       1997     186,011      70,458         106,340             --           791,727
                                     1996     205,000      59,860           6,180             --            35,147
                                     1995     195,000      34,125           3,814             --            29,663


---------

(1) Includes vacation days sold back to the Company, if any.

(2) Bonuses include special bonuses for merger related work of: Mr. Davis--$100,000, Mr. Harvey-- $25,000, Mr. Protsch--$25,000, Mr.
    Amato--$5,000 and Mr. Doyle--$10,000. The bonus for Mr. Ahearn for 1997 includes a tax reimbursement bonus related to tax on proceeds from Alliant Industries restricted stock redeemed during 1997.

(3) Other Annual Compensation for 1997 consists of: Income tax gross-ups for reverse split-dollar life insurance: Mr. Davis--$13,526, Mr. Harvey--$5,567, Mr. Protsch--$2,866, Mr. Ahearn--$3,476, Mr. Amato--$4,732 and Mr.
    Doyle--$3,164; Income tax gross-ups on financial counseling benefit: Mr. Davis--$6,456, Mr. Harvey--$9,377, Mr. Protsch--$8,578, Mr. Ahearn--$4,096,
    Mr. Amato-- $9,043 and Mr. Doyle--$3,923; and Income tax gross-ups for redemption of Alliant Industries stock: Mr. Ahearn--$98,768.

(4) Awards made in 1997 were in combination with contingent dividend awards as described in the table entitled "Long-Term Incentive Awards in 1997".

(5) All Other Compensation for 1997 consists of: matching contributions to 401(k) plan, Mr. Davis-- $13,500, Mr. Harvey--$6,600, Mr. Protsch--$6,600,
    Mr. Ahearn--$4,750, Mr. Amato--$4,100 and Mr. Doyle--$4,962; Financial counseling benefit, Mr. Davis--$7,000, Mr. Harvey--$10,167, Mr. Protsch--$10,750, Mr. Ahearn--$11,333, Mr. Amato--$11,333 and Mr.
    Doyle--$4,917; Split dollar life insurance premiums, Mr. Davis--$25,096, Mr. Harvey--$10,241, Mr. Protsch--$9,116, Mr. Amato--$6,446 and Mr.
    Doyle--$3,967; Reverse split dollar life insurance, Mr. Davis--$14,665, Mr. Harvey--$6,035, Mr. Protsch--$3,591, Mr. Ahearn--$6,744, Mr. Amato--$5,930
    and Mr. Doyle--$3,965; Severance payments pursuant to severance agreements:
    Mr. Ahearn--$768,900. The split dollar insurance premiums are calculated using the "foregone interest" method.

(6) Mr. Amato left the Company following the effective date of the Merger.

(7) Mr. Ahearn resigned as President and Chief Executive Officer of Alliant Industries in November 1997.

                  PRO-FORMA EXECUTIVE COMPENSATION INFORMATION

    The following sets forth pro-forma compensation information as though the Merger had been consummated on January 1, 1997. The compensation reflected in the table was paid by the Company and IES Industries, as the case may be.


                                   PRO-FORMA
                           SUMMARY COMPENSATION TABLE



                                                                                      LONG-TERM COMPENSATION
                                                      ANNUAL COMPENSATION                     AWARDS
                                            ----------------------------------------  -----------------------
                                                                         OTHER         OPTIONS/    RESTRICTED
           NAME AND                                                      ANNUAL          SARS        STOCK        ALL OTHER
      PRINCIPAL POSITION           YEAR     SALARY(1)    BONUS(2)   COMPENSATION(3)   (SHARES)(4)  AWARDS(5)   COMPENSATION(6)
-------------------------------  ---------  ----------  ----------  ----------------  -----------  ----------  ----------------
Erroll B. Davis, Jr. ..........       1997  $  450,000  $  200,800     $   19,982         13,800   $       --    $     60,261
President and CEO of                  1996     450,000     297,862         23,438         12,600           --          66,711
  the Company                         1995     426,038     125,496         18,963         13,100           --          61,513

Lee Liu .......................       1997     400,000     189,000          5,956             --      176,391          13,277
Chairman of the Board                 1996     380,000     175,000          2,578             --      253,475          13,956
  and CEO--IES                        1995     340,000     142,800          1,588             --      176,745          13,507
  Industries

Larry D. Root .................       1997     336,000          --          1,164             --           --              --
President and Chief                   1996      50,909          --            813             --           --         252,000
  Operating Officer--IES              1995     220,822      62,606            566             --           --         208,038
  Industries

James E. Hoffman ..............       1997     232,200      62,694             --             --       35,462             847
Executive Vice President--            1996     226,467      58,050             --             --      101,879             823
  IES Industries                      1995      89,583     206,500         51,523             --      143,125             324

Thomas M. Walker ..............       1997     230,000      62,100         38,138             --           --           2,367
Executive Vice President              1996       9,583          --             --             --       30,000             119
  and CFO--IES
  Industries


---------

(1) Includes vacation days sold back to the Company, if any.


(2) The bonus for Mr. Davis includes a special bonus for merger related work of $100,000. The bonuses for Mr. Liu, Mr. Hoffman and Mr. Walker represent plan year awards from the IES Industries Management Incentive Compensation Plan. The amount reported as bonus for Mr. Hoffman in 1995 also includes a one-time payment of $185,000 when he commenced employment with IES Industries.


(3) Other Annual Compensation for 1997 consists of: Income tax gross-ups for reverse split-dollar life insurance: Mr. Davis--$13,526; Income tax gross-ups on financial counseling benefit: Mr. Davis-- $6,456; Earnings from the IES Utilities Key Employee Deferred Compensation Plan in excess of 120% of the applicable federal long-term rate provided under Section 1274(d) of the Internal Revenue Code: Mr. Liu--$5,956 and Mr. Root--$1,164; Relocation expense reimbursement: Mr. Walker--$38,138. Also included in 1995 are relocation expense reimbursements for Mr. Hoffman of $51,523.

(4) Awards for Mr. Davis made in 1997 were in combination with contingent dividend awards as described in the table entitled "Long-Term Incentive Awards in 1997".


(5) Awards of IES Industries restricted stock had been made by IES Industries since June 1, 1988, with one-third of each year's award being restricted for one year, one-third being restricted for two years, and one-third being restricted for three years. The shares of restricted stock reflected in this table subject to such three-year vesting schedule are as follows: Mr. Liu--5,004 shares awarded for 1997, 8,703 shares awarded for 1996, and 6,171 shares awarded for 1995; Mr. Hoffman--1,006 shares awarded for 1997, 3,498 shares awarded for 1996 and 5,000 shares awarded for 1995; Mr. Walker-- 1,000 shares awarded for 1996. Restricted stock is considered outstanding upon award date and dividends are paid to the eligible officers on these shares while restricted. The amounts shown in the table above represent the value of the awards based upon closing price of IES Industries common stock on the award date. The award date was usually in the calendar year following the plan year. At December 31, 1997, the following listed officers of IES Industries had restricted stock for which restrictions had not lapsed as follows (values based on December 31, 1997 closing price for IES Industries common stock): Mr. Liu--20,592 shares valued at $758,043; Mr. Hoffman--7,838 valued at $288,536; Mr. Walker--667 shares valued at $24,554. All of the restricted shares award by IES Industries vested upon consummation of the Merger.



(6) All Other Compensation for 1997 consists of: matching contributions to 401(k) plan, Mr. Davis-- $13,500 and Mr. Liu--$3,800; Financial counseling benefit, Mr. Davis--$7,000; Split dollar life insurance premiums, Mr. Davis--$25,096; Reverse split dollar life insurance, Mr. Davis--$14,665; Life insurance coverage in excess of $50,000: Mr. Liu--$9,477, Mr. Hoffman--$847 and Mr. Walker-- $2,367. The split dollar insurance premiums are calculated using the "foregone interest" method. The
    1996 amount for Mr. Root includes consulting fees of $249,989. The 1995 amount for Mr. Root includes severance costs of $200,660.

                                 STOCK OPTIONS



    The following table sets forth certain information concerning options granted during 1997 to the executives named below:


                           OPTION/SAR GRANTS IN 1997


                                                        INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                    ----------------------------------------------------------     VALUE AT ASSUMED
                                      NUMBER OF       % OF TOTAL                                ANNUAL RATES OF STOCK
                                     SECURITIES       OPTIONS/SAR                                  APPRECIATION FOR
                                     UNDERLYING       GRANTED TO      EXERCISE OR                   OPTION TERM(2)
                                    OPTIONS/SARS     EMPLOYEES IN     BASE PRICE   EXPIRATION   ----------------------
               NAME                  GRANTED(1)       FISCAL YEAR      ($/SHARE)      DATE          5%         10%
----------------------------------  -------------  -----------------  -----------  -----------  ----------  ----------
Erroll B. Davis, Jr...............       13,800           17    %      $   28.00       1/2/07   $  243,018  $  615,814
William D. Harvey.................        5,100            6    %          28.00       1/2/07       89,811     227,613
Eliot G. Protsch..................        5,100            6    %          28.00       1/2/07       89,811     227,613
A. J. (Nino) Amato................        3,900            5    %          28.00       1/2/07       68,679     174,057
Daniel A. Doyle...................        3,250            4    %          28.00       1/2/07       57,233     145,048
Lance W. Ahearn...................           NA           NA                  NA           NA           NA          NA


---------


(1) Consists of non-qualified stock options to purchase shares of Company common stock granted pursuant to the Company's Long-Term Equity Incentive Plan. Options were granted on January 2, 1997, and will fully vest on January 2, 2000. These options were granted with an equal number of contingent dividend awards as described in the table entitled "Long-Term Incentive Awards in 1997" and have exercise prices equal to the fair market value of Company shares on the date of grant. Upon a "change in control" of the Company as defined in the Plan or upon retirement, disability or death of the option holder, these options shall become immediately exercisable. Upon exercise of an option, the executive purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering common shares already owned by the executive.



(2) The hypothetical potential appreciation shown for the named executives is required by the Securities and Exchange Commission ("SEC") rules. The amounts shown do not represent either the historical or expected future performance of the Company's common stock. For example, in order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the Company's common stock would be $45.61 and $72.65, respectively, as of the expiration date of the options.

    The following table provides information for the executives named below regarding the number and value of unexercised options. No options were exercisable during 1997.

                     OPTION/SAR VALUES AT DECEMBER 31, 1997


                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS AT           IN-THE-MONEY OPTIONS/SARS AT
                                                                  FISCAL YEAR END                FISCAL YEAR END(1)
                                                           ------------------------------  ------------------------------
                          NAME                               EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------  ---------------  -------------  ---------------  -------------
Erroll B. Davis, Jr......................................             0          39,500               0      $   174,338
William D. Harvey........................................             0          14,450               0           63,620
Eliot G. Protsch.........................................             0          14,450               0           63,620
A. J. (Nino) Amato.......................................             0          11,000               0           48,950
Daniel A. Doyle..........................................             0           8,950               0           39,619
Lance W. Ahearn..........................................            NA              NA              NA               NA


---------

(1) Based on the closing per share price on December 31, 1997 of Company common stock of $33.125.


    LONG-TERM INCENTIVE AWARDS--The following table provides information concerning long-term incentive awards made to the executives named below in 1997.


                       LONG-TERM INCENTIVE AWARDS IN 1997


                                                                                   ESTIMATED FUTURE PAYOUTS UNDER
                                                                                             NON-STOCK
                                                 NUMBER OF      PERFORMANCE OR          PRICE-BASED PLANS(2)
                                               SHARES, UNITS     OTHER PERIOD    ----------------------------------
                                              OR OTHER RIGHTS  UNTIL MATURATION   THRESHOLD    TARGET     MAXIMUM
                    NAME                          (#)(1)          OR PAYOUT          ($)         ($)        ($)
--------------------------------------------  ---------------  ----------------  -----------  ---------  ----------
Erroll B. Davis, Jr.........................        13,800            1/2/00         66,240      82,800     144,900
William D. Harvey...........................         5,100            1/2/00         24,480      30,600      53,550
Eliot G. Protsch............................         5,100            1/2/00         24,480      30,600      53,550
A. J. (Nino) Amato..........................         3,900            1/2/00         18,720      23,400      40,950
Daniel A. Doyle.............................         3,250            1/2/00         15,600      19,500      34,125
Lance W. Ahearn.............................            NA                NA             NA          NA          NA


---------


(1) Consists of Performance Units awarded under the Company's Long-Term Equity Incentive Plan in combination with stock options (as described in the table entitled "Option/SAR Grants in 1997"). These Performance Units are entirely in the form of contingent dividends and will be paid if total shareowner return over a three-year period ending January 2, 2000 equals or exceeds the median return earned by the companies in a peer group of utility holding companies, except that there will be no payment if the Company's total return is negative over the course of such period. If payable, each participant shall receive an amount equal to the accumulated dividends paid on one share of Company common stock during the period of January 2, 1997 through December 31, 2000 multiplied by the number of performance units awarded to the participant, and modified by a performance multiplier which ranges from 0 to 1.75 based on the Company's total return relative to the peer group.


(2) Assumes, for purposes of illustration only, a $2.00 per share annual dividend on shares of common stock for 1998 and 1999.

                  AGREEMENTS AND TRANSACTIONS WITH EXECUTIVES


    In connection with the Merger, Messrs. Liu and Davis entered into new employment agreements with the Company. Pursuant to Mr. Liu's agreement, Mr. Liu will serve as Chairman of the Company until the second anniversary of the effective time of the Merger. Mr. Liu will thereafter retire as an officer of the Company, although he may continue to serve as a director. Under Mr. Davis's agreement, Mr. Davis will serve as the Chief Executive Officer of the Company until at least the fifth anniversary of the effective time of the Merger. Mr. Davis will also serve as the Chairman of the Company following the second anniversary of the Merger. Following the expiration of the initial term of Mr. Davis's employment agreement, his agreement will automatically renew for successive one-year terms, unless either Mr. Davis or the Company gives prior written notice of his or its intent to terminate the agreement. Mr. Davis will also serve as Chief Executive Officer of each subsidiary of the Company until at least the third anniversary of the effective time of the Merger and as a director of such companies during the term of his employment agreement.


    Mr. Liu's employment agreement provides that he receive an annual base salary of not less than $400,000, and supplemental retirement benefits and the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) in amounts no less than he was eligible to receive from IES Industries before the effective time of the Merger. Pursuant to Mr. Davis's employment agreement, he is paid an annual base salary of not less than $450,000. Mr. Davis also has the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) in amounts no less than he was eligible to receive before the effective time of the Merger, as well as supplemental retirement benefits (including continued participation in the WP&L Executive Tenure Compensation Plan) in an amount no less than he was eligible to receive before the effective time of the Merger, and life insurance providing a death benefit of three times his annual salary.


    If the employment of either Mr. Liu or Mr. Davis is terminated without cause (as defined in their respective employment agreements) or if either of them terminates his employment for good reason (as defined in their respective employment agreements), the Company or its affiliates will continue to provide the compensation and benefits called for by the respective employment agreement through the end of the term of such employment agreement (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If either Mr. Liu or Mr. Davis dies or becomes disabled, or terminates his employment without good reason, during the term of his respective employment agreement, the Company or its affiliates will pay to the officer or his beneficiaries or estate all compensation earned through the date of death, disability or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If the officer is terminated for cause, the Company or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. Notwithstanding the foregoing, in the event that any payments to an officer under his employment agreement or otherwise are subject to the excise tax on excess parachute payments under the Internal Revenue Code (the "Code"), then the total payments to be made under the employment agreement will be reduced so that the value of these payments the officer is entitled to receive is $1 less than the amount that would subject the officer to the 20% excise tax imposed by the Code on certain excess payments, or which the Company may pay without loss of deduction under the Code.



    The Company also has key executive employment and severance agreements ("KEESAs") with Mr. Davis and with certain other executive officers of the Company and its subsidiaries, including Messrs. Harvey, Protsch, Amato and Doyle. The KEESAs provide that each executive officer that is a party thereto is entitled to benefits if, within five years after a change in control of the Company (as defined in the KEESAs), the officer's employment is ended through (i) termination by the Company, other than by reason of death or disability or for cause (as defined in the KEESAs), or (ii) termination by the officer due to a breach of the agreement by the Company or a significant change in the officer's responsibilities, or
(iii) in the case of Mr. Davis's agreement, termination by Mr. Davis following the first anniversary of the change of control. The consummation of the Merger was deemed to constitute a change in control of the Company for purposes of the KEESAs. The benefits provided are, (i) a cash termination payment of one, two or three times (depending on which executive is involved) the sum of the officer's annual salary and his average annual bonus during the three years before the termination and (ii) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. Each KEESA provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess payment for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess payments, or which the Company may pay without loss of deduction under the Code. Mr. Davis's employment agreement as described above limits benefits paid thereunder to the extent that duplicate payments would be provided to him under his KEESA. In connection with the termination of his employment and pursuant to a letter agreement with the Company, Mr. Amato received benefits totaling $614,771 under his KEESA.



    IES Industries also had an executive change of control severance agreement with Mr. Hoffman that was assumed by the Company in connection with the Merger. Mr. Hoffman's agreement provides for salary continuation and certain other benefits in the event he is terminated within a three-year period following a change in control of IES Industries. The consummation of the Merger constituted a change in control of IES Industries for purposes of Mr. Hoffman's agreement. Mr. Hoffman's severance agreement provides that, in the event of his termination during the three-year period following the effective time of the Merger other than for just cause, death, retirement, disability or voluntary resignation (excluding resignation for good reason), his salary (at its then current level) will be continued for a period of 18 months. Additionally, Mr. Hoffman will be entitled to certain benefits during the severance period, including life and health insurance, and he would receive annual incentive award payments equal to the average annual incentive awards paid to executives of the same or comparable designation during the three years prior to the change in control. In the event Mr. Hoffman should die during the severance period, the salary and benefits payments described above would be payable during the remainder of the term to his surviving spouse or his estate. Mr. Hoffman would also become immediately vested in any stock option or comparable award granted to him.


    In connection with the termination of his employment on November 21, 1997, the Company entered into a severance agreement with Mr. Ahearn. Pursuant to this agreement, Mr. Ahearn received a severance payment of $768,900 and a pro-rated bonus of $70,458. In addition, Mr. Ahearn will receive in three annual installments commencing January 1998 payments aggregating $204,190. In consideration for these payments, Mr. Ahearn provided the Company with a general release of claims, agreed to maintain the confidentiality of certain information and entered into a one-year covenant not-to-compete.

    During 1997, in connection with a Restricted Stock Agreement entered into in 1991 with the Company and Alliant Industries, Mr. Ahearn converted 0.51 shares of Alliant Industries stock into 7,104 shares of Company common stock and redeemed his remaining 1.02 shares of Alliant Industries stock for $421,553 per share. The conversion and redemption amounts were based on third-party appraisals of Alliant Industries stock. Similarly, during 1997, Mr. Davis converted 0.5567 shares of Alliant Industries stock into 7,754 shares of Company common stock and redeemed his remaining 1.1133 shares of Alliant Industries stock for $421,553 per share. The proceeds of the redemption to Mr. Davis were used, in part, to repay $315,257 of principal and interest on loans made by the Company to Mr. Davis for taxes withheld in connection with the vesting of his Alliant Industries stock. Mr. Davis was charged interest on these loans at the prime rate.

    Alliant Industries also has a consulting agreement with Mr. Root that became effective upon consummation of the Merger and Mr. Root's retirement. The consulting agreement provides that Mr. Root be paid $1,500 and $2,000 per day for consulting services performed in the United States and outside the United States, respectively. In addition, in connection with an early retirement agreement entered into with IES in 1995, Mr. Root, in addition to other retirement benefits he is entitled to as a retired officer, receives, as an unfunded supplemental pension benefit, $11,306.11 per month for a period of fifteen years. If Mr. Root dies before receiving payments for ten years, then his surviving spouse and children will receive such payments up to the end of such ten-year period. In such a case, payments beyond ten years will be forfeited. The Company is also obligated to pay, within three months of Mr. Root's death, a death benefit of $200,660 to his beneficiaries.

                     RETIREMENT AND EMPLOYEE BENEFIT PLANS

    Salaried employees (including officers) of the Company and WP&L are eligible to participate in a Retirement Plan maintained by WP&L. During his employment, Mr. Ahearn was not eligible to participate in the plan. All eligible persons whose compensation is reported in the foregoing Summary Compensation Table participated in the plan during 1997. Contributions to the plan are determined actuarially, computed on a straight-life annuity basis, and cannot be readily calculated as applied to any individual participant or small group of participants. For purposes of the plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the foregoing Summary Compensation Table. Retirement Plan benefits depend upon length of plan service (up to a maximum of 30 years), age at retirement, and amount of compensation (determined in accordance with the plan) and are reduced by up to 50 percent of Social Security benefits. Credited years of service under the plan for covered persons named in the foregoing Summary Compensation Table are as follows: Erroll B. Davis, Jr., 18 years; Eliot G. Protsch, 18 years; A. J. (Nino) Amato, 11 years; Daniel A. Doyle, 5 years; and William D. Harvey, 10 years. Assuming retirement at age 65, a Retirement Plan participant (in conjunction with the Unfunded Supplemental Retirement Plan described below) would be eligible at retirement for a maximum annual retirement benefit as follows:

                             RETIREMENT PLAN TABLE

                                                         ANNUAL BENEFIT AFTER SPECIFIED YEARS IN PLAN*
                                              -------------------------------------------------------------------
AVERAGE ANNUAL COMPENSATION                       5         10         15          20          25          30
--------------------------------------------  ---------  ---------  ---------  ----------  ----------  ----------
$125,000....................................  $  10,132  $  20,265  $  30,397  $   40,529  $   50,662  $   60,794
 150,000....................................     12,424     24,848     37,272      49,696      62,120      74,544
 200,000....................................     17,007     34,015     51,022      68,029      85,037     102,044
 250,000....................................     21,591     43,181     64,772      86,363     107,953     129,544
 300,000....................................     26,174     52,348     78,522     104,696     130,870     157,044
 350,000....................................     30,757     61,515     92,272     123,029     153,787     184,544
 400,000....................................     35,341     70,681    106,022     141,363     176,703     212,044
 450,000....................................     39,924     79,848    119,772     159,696     199,620     239,544
 475,000....................................     42,216     84,431    126,647     168,863     211,078     253,294
 500,000....................................     44,507     89,015    133,722     178,029     222,537     267,044
 525,000....................................     46,799     93,598    140,397     187,196     233,995     280,794
 550,000....................................     49,091     98,181    147,272     196,363     245,453     294,544

---------


    *Average annual compensation is based upon the average of the highest 36 consecutive months of compensation. The Retirement Plan benefits shown above are net of estimated Social Security benefits and do not reflect any deductions for other amounts. The annual retirement benefits payable are subject to certain maximum limitations (in general, $150,000 for 1996 and $160,000 for 1997) under the Code. Under the Retirement Plan and a supplemental survivors income plan, if a Retirement Plan participant dies prior to retirement, the designated survivor of the participant is entitled to a monthly income benefit equal to approximately 50 percent (100 percent in the case of certain executive officers and key management employees) of the monthly retirement benefit which would have been payable to the participant under the Retirement Plan if the participant had remained employed by the Company until eligible for normal retirement.


    UNFUNDED SUPPLEMENTAL RETIREMENT PLAN--WP&L maintains an Unfunded Supplemental Retirement Plan which provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee's retirement benefits exceed the qualified plan limits. Additionally, the plan provides for payments of supplemental retirement benefits to employees holding the position of Vice President or higher, who have been granted additional months of service by the Board of Directors for purposes of computing retirement benefits.


    UNFUNDED EXECUTIVE TENURE COMPENSATION PLAN--WP&L maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for key executives to remain in the service of WP&L by providing additional compensation which is payable only if the executive remains with WP&L until retirement (or other termination if approved by the Board of Directors). In the case of the Chief Executive Officer only, in the event that the Chief Executive Officer (1) is terminated under his employment agreement with the Company as described above (the "Employment Agreement") other than for cause, death or disability (as those terms are defined in the Employment Agreement), (2) terminates his employment under the Employment Agreement for good reason (as such term is defined in the Employment Agreement), or (3) is terminated as a result of a failure of the Employment Agreement to be renewed automatically pursuant to its terms (regardless of the reason for such non-renewal), then for purposes of the plan, the Chief Executive Officer shall be deemed to have retired at age 65 and shall be entitled to benefits under the plan. Participants in the plan must be designated by the Chief Executive Officer of WP&L and approved by its Board of Directors. Mr. Davis was the only active participant in the plan as of December 31, 1997. The plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25 percent of the participant's highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant's beneficiary will receive monthly payments equal to 50 percent of such amount for 120 months in the case of death before retirement, or if the participant dies after retirement, 50 percent of such amount for the balance of the 120 months. Annual benefits of $112,500 would be payable to Mr. Davis upon retirement, assuming he continues in WP&L's service until retirement at the same salary as was in effect on December 31, 1997.


    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN--The Company maintains an unfunded Supplemental Executive Retirement Plan to provide incentive for key executives to remain in the service of WP&L by providing additional compensation which is payable only if the executive remains with WP&L until retirement, disability or death. Participants in the plan must be approved by the Compensation and Personnel Committee of the Board. The plan provides for payments of 60% of the participant's average annual earnings (base salary and bonus) for the highest paid three years out of the last ten years of the participant's employment. The normal retirement date under the plan is age 65 or the date the participant has completed 10 years of employment, whichever is later. If a participant retires prior to age 62, the 60% payment under the plan is reduced by 3% per year for each year the participant's retirement date precedes his/her normal retirement date. Benefit payments under the plan will be made for a maximum of 18 years, with a minimum of 12 years of payments if the participant dies after retirement. Messrs. Davis, Harvey, Protsch, and Doyle are participants in this plan. The following table shows payments under the plan, assuming a minimum of 10 years of service at retirement age.

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE


                                                                                                              GREATER
                                                                                             LESS THAN 10     THAN 10
AVERAGE COMPENSATION                                                                             YEARS         YEARS
------------------------------------------------------------------------------------------  ---------------  ----------
$125,000..................................................................................     $       0     $   75,000
 150,000..................................................................................             0         90,000
 200,000..................................................................................             0        120,000
 250,000..................................................................................             0        150,000
 300,000..................................................................................             0        180,000
 350,000..................................................................................             0        210,000
 400,000..................................................................................             0        240,000
 450,000..................................................................................             0        270,000
 500,000..................................................................................             0        300,000
 550,000..................................................................................             0        330,000


    KEY EMPLOYEE DEFERRED COMPENSATION PLAN--The Company maintains an unfunded Key Employee Deferred Compensation Plan under which participants may defer up to 100% of base salary or incentive compensation. The Company matches up to 50% of the employee deferral (plus 401(k) contributions up to 6% of pay, less 401(k) matching contributions). The deferrals and matching contributions receive an annual return equal to the A-utility bond rate with a minimum return no less than the prime interest rate published in the Wall Street Journal. Payments from the plan may be made in lump sums or installments at the election of the participant. Participants are selected by the CEO of Alliant Services Company. Messrs. Davis, Harvey, Protsch and Doyle participate in this plan.


                       ALLIANT SERVICES RETIREMENT PLANS



    IES UTILITIES PENSION PLAN: Prior to the completion of the Merger, IES Industries, IES and the Cedar Rapids and Iowa City Railway Company ("CRANDIC") (a current subsidiary of Alliant Industries) maintained certain retirement and employee benefit plans for eligible employees. Upon completion of the Merger, IES Industries' interest in these plans was transferred to Alliant Services Company ("Alliant Services")(a wholly-owned subsidiary of the Company). Alliant Services, IES and CRANDIC now maintain non-contributory retirement plans covering employees who have at least one year of accredited service and who have elected to remain under these plans following the Merger. Mr. Liu participates in this plan. Maximum annual benefits payable at age 65 to participants who retire at age 65, calculated on the basis of straight life annuity, are illustrated in the following table:


                      ALLIANT SERVICES PENSION PLAN TABLE


                                                            ESTIMATED MAXIMUM ANNUAL RETIREMENT BENEFITS BASED ON
             AVERAGE OF HIGHEST ANNUAL SALARY                              SERVICE YEARS OF SERVICE
             (REMUNERATION) FOR 3 CONSECUTIVE               ------------------------------------------------------
                   YEARS OF THE LAST 10                        15         20         25         30          35
----------------------------------------------------------  ---------  ---------  ---------  ---------  ----------
$125,000..................................................  $  26,869  $  35,828  $  44,784  $  53,741  $   62,697
 150,000..................................................     32,683     43,576     54,471     65,366      76,259
 175,000..................................................     35,913     48,282     60,650     73,019      85,388
 200,000..................................................     40,038     54,282     68,525     82,769      97,013
 225,000..................................................     44,163     60,282     76,400     92,519     108,638
 250,000..................................................     44,818     61,235     77,652     94,068     110,485
 300,000..................................................     44,818     61,235     77,652     94,068     110,485
 400,000..................................................     44,818     61,235     77,652     94,068     110,485
 450,000..................................................     44,818     61,235     77,652     94,068     110,485
 500,000..................................................     44,818     61,235     77,652     94,068     110,485


    For 1997, $125,000 was the maximum benefits allowable under the retirement plans prescribed by Section 415 of the Code.

    With respect to Mr. Liu, the remuneration for retirement plan purposes would be substantially the same as that shown as "Salary" in the Pro-Forma Summary Compensation Table. As of December 31, 1997, Mr. Liu had 40 accredited years of service under the retirement plan.


    ALLIANT SERVICES SUPPLEMENTAL RETIREMENT PLANS: Alliant Services maintains a non-qualified Supplemental Retirement Plan (SRP) for eligible former officers of IES Industries who have elected to remain under this plan following the Merger. Mr. Liu is the only executive named in the Pro-Forma Summary Compensation Table participating in the SRP. The SRP currently provides for payment of supplemental retirement benefits equal to 75% of the officer's base salary in effect at the date of retirement, reduced by benefits receivable under the qualified retirement plan, for a period not to exceed 15 years following the date of retirement. In the event of the death of the officer following retirement, similar payments reduced by the joint and survivor annuity of the qualified retirement plan will be made to his or her designated beneficiary (surviving spouse or dependent children), if any, for a period not to exceed 10 years from the date of the officer's retirement. Thus, if an officer died 10 years after retirement, no payment to the beneficiary would be made. Death benefits are provided on the same basis to a designated beneficiary for a period not to exceed 10 years from the date of death should the officer die prior to retirement. The SRP further provides that if, at the time of the death of an officer, the officer is entitled to receive, is receiving, or has received supplemental retirement benefits by virtue of having taken retirement, a death benefit shall be paid to the officer's designated beneficiary or to the officer's estate in an amount equal to 100% of the officer's annual salary in effect at the date of retirement. Under certain circumstances, an officer who takes early retirement will be entitled to reduced benefits under the SRP. The SRP also provides for benefits in the event an officer becomes disabled under the terms of the qualified retirement plan. Life insurance policies on the participants have been purchased sufficient in amount to finance actuarially all future liabilities under the SRP. The SRP has been designed so that if the assumptions made as to mortality, experience, policy dividends, tax credits and other factors are realized, all life insurance premium payments will be recovered over the life of the SRP.



    The following table shows the estimated annual benefits payable under the Supplemental Retirement Plan equal to 75% of the officer's base salary in effect at the date of retirement:



                            ALLIANT SERVICES COMPANY
                     SUPPLEMENTAL RETIREMENT PLAN PAYMENTS
                                75% SRP BENEFIT



                                                                            YEARS OF SERVICE
                                                       ----------------------------------------------------------
ANNUAL SALARY                                              15          20          25          30          35
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$125,000.............................................  $   66,881  $   57,922  $   48,966  $   40,009  $   31,053
 150,000.............................................      79,817      68,924      58,029      47,134      36,241
 175,000.............................................      95,337      82,968      70,600      58,231      45,862
 200,000.............................................     109,962      95,718      81,475      67,231      52,987
 225,000.............................................     124,587     108,468      92,350      76,231      60,112
 250,000.............................................     142,682     126,265     109,848      93,432      77,015
 300,000.............................................     180,182     163,765     147,348     130,932     114,515
 400,000.............................................     255,182     238,765     222,348     205,932     189,515
 450,000.............................................     292,682     276,265     259,848     243,432     227,015
 500,000.............................................     330,182     313,765     297,348     280,932     264,515

  REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION


    TO OUR SHAREOWNERS: The Compensation and Personnel Committee (the "Committee") of the Board of Directors is comprised of five independent, non-employee directors who have no "interlocking" relationships, as defined by the Securities and Exchange Commission. The Committee assesses the effectiveness and competitiveness of, approves the design of, and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. To support the Committee in carrying out its mission, an independent consultant is engaged to provide assistance to the Committee.


    The Committee is committed to implementing a total compensation program for executives which furthers the Company's mission. The Committee, therefore, adheres to the following compensation policies which are intended to facilitate the achievement of the Company's business strategies.

    - Total compensation should enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

    - Base salary levels should be targeted at a competitive market range paid to executives of comparable companies. Specifically, the Committee targets the median (50th percentile) of equally weighted data from utility and general industry companies.

    - Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined Company, subsidiary, and individual performance goals. In addition, incentive levels will be targeted at the median (50th percentile) of equally weighted data from utility and general industry companies.

COMPONENTS OF COMPENSATION

    The Committee relates total compensation levels for the Company's senior executives to the compensation paid to executives of comparable companies. As the Company is a diversified utility holding company with both regulated and non-regulated operations, comparison groups are customized to the respective position which an executive holds. Utility executives' pay is compared to that of executives with similar responsibilities at utilities and/or non-utilities (general industries) in both the Midwest and national markets, as well as to companies with similar revenue levels and employment levels. Compensation paid to holding company executives, including Mr. Davis, is compared to the compensation paid by a utility comparison group. However, in order to recognize holding company employees for increasing non-regulated business responsibilities, benchmark data also are drawn from similarly sized diversified industrial companies furnished by public survey data. For executives with sole responsibilities in the non-regulated businesses, comparison group data reflect the relevant mix of the non-regulated business operations.

    The Committee has determined that total executive compensation, including that for Mr. Davis, is in line with competitive salaries of the comparison groups of companies.

    The current elements of the Company's executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package, including benefit and perquisite programs.

BASE SALARIES

    The Committee annually reviews each executive's base salary. Base salaries are targeted at a competitive market range when comparing both utility and non-utility (general industry) data. Base salaries are adjusted annually by the Committee to recognize changes in the market, varying levels of responsibility, prior experience, and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments. Individual performance factors are not considered by the Committee in setting base salaries. Base pay adjustments are tied to market changes in appropriate salary levels and will minimize across-the-board increases. During 1997, all executive salaries were reviewed for market comparability using utility and general industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation consulting firms. Any recommended changes will be effective for 1998. Market ranges will be reviewed annually.

SHORT-TERM INCENTIVES

    The goal of short-term (annual) incentive programs is to promote the Committee's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash or stock based bonuses to achieve corporate, subsidiary, and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Committee on an annual basis reviews and approves the program's performance goals and the relative weight assigned to each goal as well as targeted and maximum award levels. A description of the short-term incentive programs available during 1997 to executive officers follows.

    WISCONSIN POWER AND LIGHT COMPANY MANAGEMENT INCENTIVE PLAN--The WP&L Management Incentive Plan (the "WP&L MIP") covered utility executives and in 1997 was based on achieving annual targets in several areas of overall corporate performance that include profitability, operations and maintenance expense control, reduction in lost time accidents, and individual/team performance. Target and maximum bonus awards were set at the median of the utility market levels. Targets were considered by the Committee to be achievable, but require above-average performance from each of the executives. Actual payment of bonuses, as a percentage of annual salary, is determined by the level of performance achieved in each category. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If the threshold performance level is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. For example, if the overall weighted performance achievement is 70%, the executive will receive 70% of his or her maximum allowable bonus award. Potential WP&L MIP awards for executives range from 0 to 40 percent of annual salary. The WP&L MIP does not allow for discretion in bonus determinations. In 1997 there was no payout for performance against the corporate targets. Executives received awards under the WP&L MIP for achievements against individual performance goals. Awards for 1997 under the WP&L MIP made to top executives (other than to Mr. Davis and Mr. Ahearn) are shown in the Summary Compensation Table.

    HEARTLAND DEVELOPMENT CORPORATION MANAGEMENT INCENTIVE PLAN--Mr. Ahearn and selected other executives of Heartland Development Corporation ("HDC") (renamed Alliant Industries following the Merger) were covered during 1997 by the HDC Management Incentive Plan (the "HDC MIP") which is based on achievement of specified combinations of net income and revenue growth targets and on achieving a number of other specific HDC performance objectives which included the development of business strategies for certain new ventures and restructuring and growth targets for existing operating units. The incentive compensation plan for Mr. Ahearn consisted of a potential award maximum of 80 percent of his base salary; 75 percent associated with performance in the net income and revenue growth category and 25 percent for the achievement of specific personal performance goals. The actual payment of bonuses as a percentage of annual salary is determined as described for the WP&L MIP. The HDC MIP awarded 48 percent of its allowable maximum in 1997. Mr. Ahearn's award for 1997 under the HDC MIP is set forth in the Summary Compensation Table.

    MANAGEMENT INCENTIVE PLAN--In 1997, Mr. Davis was covered by the Company's Management Incentive Plan (the "Company MIP"). Awards under the Company MIP in 1997 were based on WP&L, HDC and individual performance achievement in relation to predetermined goals. For each Plan year, the Committee determines the performance apportionment for Mr. Davis. In 1997 that apportionment was 50% for WP&L performance, 25% for HDC performance and 25% for individual performance. WP&L performance is measured based on the overall percentage achievement factor of the corporate goals established for the WP&L MIP. HDC performance is measured based on the overall percentage achievement of the 1997 financial performance goals from the HDC plan. Individual performance is measured based on the achievement of certain specific goals, which included strategy development and implementation, established for Mr. Davis by the Committee. The 1997 Company MIP award range for Mr. Davis was from 0 to 70 percent of annual salary. The actual payment of bonuses as a percentage of annual salary is determined as described for the WP&L MIP. In 1997, the Company MIP provided a payment to Mr. Davis as a result of the HDC financial performance component, and for achievement of the personal goals established by the Committee. For 1997 performance, Mr. Davis' annual bonus payment represented 22 percent of his base salary, as reflected in the Summary Compensation Table. Under the Company MIP, Mr. Davis was awarded $100,800 solely in connection with 1997 performance as discussed above. In the judgment of the Committee, Mr. Davis' award range is in line with the median of the same combined utility and general industry comparison group used for base salary comparisons.

LONG-TERM INCENTIVES


    The Committee strongly believes compensation for senior executives should include long-term, at-risk pay to strengthen the alignment of shareowner and management. In this regard, the Long-Term Equity Incentive Plan allows for grants of stock options, restricted stock, and performance units/shares with respect to the Company's common stock. The Committee believes the Long-Term Equity Incentive Plan balances the Company's existing compensation programs by emphasizing compensation based on the long-term successful performance of the Company from the perspective of the shareowners. Stock options provide a reward that is directly tied to the benefit shareowners receive from increases in the price of the Company's common stock. The payout from the performance units is based on the Company 's continued payment of dividends, a significant component of investment returns for utilities, and the relative total return to shareowners compared to other comparable investments. Thus, the two components of the Long-Term Equity Incentive Plan, i.e., stock options and performance units, provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 1997 the Committee made a grant of stock options and performance units to Messrs Davis, Amato, Doyle, Protsch and Harvey. All option grants were made at the fair market value of Company common stock on the date the grants were approved (January 2, 1997). The options vest after three years and have a ten-year term from the date of the grant. Executives were also granted performance units which will accumulate all of the dividends paid on one share of the Company's common stock over a three-year period. One performance unit was granted for each option received by the executive. Accrued dividends are not reinvested in the

Company's common stock, nor is any interest paid on accrued dividends. Performance units will be paid out in cash or in shares of the Company's common stock. The payment will be modified by a performance multiplier which ranges from 0 to 1.75 based on the three year average of the Company's total shareowner return relative to a utility holding company peer group. If the Company's total shareowner return for the three year period is negative, the performance unit payout will be zero. In determining actual award levels, the Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels (including the awards made to Mr. Davis) were based on a competitive analysis of similarly-sized utility companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance units. Award levels were targeted to the median of the range of such awards paid by comparable companies. In addition, the Committee did not consider the amounts of options or performance units already outstanding or previously granted when making awards for 1997.

SPECIAL BONUS PAYOUT

    During 1997, Company executives devoted considerable time and effort toward the completion of the Merger. The Committee and the Board determined that there should be appropriate recognition and reward for this work. Therefore, the Committee recommended and the Board approved special one time bonus awards in the amounts of $100,000 for Mr. Davis, $25,000 for Mr. Protsch, $25,000 for Mr. Harvey, $10,000 for Mr. Doyle and $5,000 for Mr. Amato.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Committee has carefully considered the impact of this tax code provision. Based on the Committee's commitment to link compensation with performance as described in this report, the Committee currently intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m).

CONCLUSION

    The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for the Company's executives. In addition, the Committee believes that the long and short term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.

                                       COMPENSATION AND PERSONNEL COMMITTEE
                                       Arnold M. Nemirow (Chair)
                                       Alan B. Arends
                                       Jack R. Newman
                                       Judith D. Pyle
                                       Anthony R. Weiler

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

    Rules of the Securities and Exchange Commission ("SEC") require that the Company show a graphical comparison of the total return on its common stock for the last five fiscal years with the total returns of a broad market index and a more narrowly focused industry or group index. (Total return is defined as the return on common stock including dividends and stock price appreciation, assuming reinvestment of dividends.) The Company has selected the Standard & Poors (S&P) 500 index for the broad market index, and the S&P Utility Index as the industry index. These indices were selected because of their broad availability and recognition. The following chart compares the total return of an investment of $100 in Company common stock on December 31, 1992, with like returns for the S&P 500 and S&P Utilities indices. Pursuant to SEC rules, the table reflects only information regarding the common stock of the Company (formally known as WPL Holdings, Inc.).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          CUMULATIVE TOTAL SHAREHOLDER RETURN
Interstate Energy Corporation (formerly WPL Holdings,
Inc.)
                                                                IEC  S&P Utilities Index    S&P 500 Index
1992                                                        $100.00              $100.00          $100.00
1993                                                         102.48               114.44           110.08
1994                                                          91.04               105.35           111.53
1995                                                         108.82               149.63           153.45
1996                                                         106.68               154.30           188.68
1997                                                         134.86               192.34           251.63
Years


                          1992       1993       1994       1995       1996       1997
IEC                     $  100.00  $  102.48  $   91.04  $  108.82  $  106.68  $  134.86
S&P Utilities Index     $  100.00  $  114.44  $  105.35  $  149.63  $  154.30  $  192.34
S&P 500 Index           $  100.00  $  110.08  $  111.53  $  153.45  $  188.68  $  251.63



            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE



    The Company's directors, its executive officers, and certain other officers are required to report their ownership of the Company's common stock and subsidiary preferred stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. To the best of the Company's knowledge, all required filings in 1997 were properly made in a timely fashion. In making the above statements, the Company has relied on the representations of the persons involved and on copies of their reports filed with the Securities and Exchange Commission.

                                    GENERAL


    VOTING--The outstanding voting securities of the Company on the record date stated below consisted of 76,781,996 shares of common stock. Only shareowners of the Company of record on its books at the close of business on May 11, 1998 are entitled to vote at the meeting. Each such shareowner is entitled to one vote for each share of common stock registered in his or her name on the record date on each matter submitted to a vote at the meeting. Shareowners may vote either in person or by duly authorized proxy. The giving of proxies by shareowners will not affect their right to vote their shares if they attend the meeting and desire to vote in person. Presence at the meeting of a shareowner who signed a proxy, however, does not itself revoke the proxy. A proxy may be revoked by the person giving it at any time prior to the time it is voted by advising the Secretary of the Company prior to such voting. A proxy may also be revoked by a shareowner who duly executes another proxy bearing a later date but prior to the voting. All shares represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting or any adjourned session of the meeting, all in accordance with the terms of such proxies.



    PROPOSALS OF SHAREOWNERS--Under the rules of the Securities and Exchange Commission, any shareowner proposal intended to be presented at the 1999 Annual Meeting of Shareowners must be received at the principal office of the Company no later than January 21, 1999, in order to be eligible to be considered for inclusion in the Company's proxy materials relating to that meeting.


    INDEPENDENT AUDITORS--The Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditors for 1998. Arthur Andersen LLP acted as independent auditors for the Company in 1997. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

    OTHER BUSINESS--The meeting is being held for the purposes set forth in the notice accompanying this proxy statement. The Board of Directors of the Company knows of no business to be transacted at the meeting other than that set forth in the notice. However, if any other business should properly be presented to the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                          By Order of the Board of Directors

                                                   [SIG]

                                          EDWARD M. GLEASON


                                          VICE PRESIDENT-TREASURER
                                          AND CORPORATE SECRETARY

                          INTERSTATE ENERGY CORPORATION
                  ANNUAL MEETING OF SHAREOWNERS ON JUNE 24, 1998

The undersigned appoints Lee Liu and Edward M. Gleason, or either of them, attorneys and proxies, with the power of substitution to vote all shares of stock of Interstate Energy Corporation held of record in the name of the undersigned (including any shares held or credited to the undersigned's account under the Company's Shareowner Direct Plan and ISU Employee Stock Ownership
Plan) at the close of business on May 11, 1998, at the 1998 Annual Meeting of Shareowners to be held at the Collins Plaza Hotel and Convention Center, 1200 Collins Road NE, Cedar Rapids, Iowa, on June 24, 1998 at 10:00 a.m. and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company's Notice of Annual Meeting of Shareowners dated May 22, 1998 and accompanying Proxy Statement, subject to any directions on the reverse side of this card.


                                        Dated:__________________________ , 1998

                                        _______________________________________
                                        Signature

                                        _______________________________________
                                        Signature

                                        Please sign exactly as name appears
                                        hereon.  When signing as attorney,
                                        executor, administrator, trustee,
                                        guardian, etc., give full title as
                                        such.  In the case of JOINT HOLDERS,
                                        all should sign.


             PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING.

Dear Shareowners,

You are invited to attend the Annual Meeting of Shareowners on Wednesday, June 24, 1998, at 10:00 a.m. at the Collins Plaza Hotel and Convention Center, 1200 Collins Road, NE, Cedar Rapids, Iowa. If you plan to attend the meeting, please complete and detach the Reservation Form below and return it with the signed proxy card.

We hope you will be able to join us to review the year and take a look at what the future holds for the new Company. SEATING IS LIMITED IN THE MEETING ROOM AND WILL BE FILLED ON A FIRST-COME BASIS.
COMPLIMENTARY BEVERAGES AND PASTRIES WILL BE SERVED AFTER THE MEETING.

Above is your 1998 Interstate Energy Corporation Proxy Card. Whether or not you are able to attend the meeting in person, please mark the attached proxy to indicate your voting preferences and sign, detach and return the proxy card and Reservation card (if applicable) in the enclosed postage-paid envelope.


  _   PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING.   _

                     ANNUAL MEETING RESERVATION


                         RETURN THIS STUB ONLY IF YOU ARE PLANNING
                         TO ATTEND THE MEETING.

                         I (WE) WILL ATTEND THE ANNUAL MEETING.

                         PLEASE  LIST  YOUR  NAME(s)  AND  YOUR
                         GUEST(s) BELOW.

                                        _______________________________________

                                        _______________________________________

                                        _______________________________________

                           INTERSTATE ENERGY CORPORATION
                   ANNUAL MEETING OF SHAREOWNERS ON JUNE 24, 1998

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERSTATE ENERGY CORPORATION.

The Board of Directors recommends a vote "FOR" the election of all listed nominees. If no specification is given, the proxies will vote FOR the election of all listed nominees. To vote in accordance with the Board of Directors' recommendations, just sign on the reverse side without checking any boxes. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


                           INDICATE YOUR VOTE BY AN (X) IN THE APPROPRIATE BOX.


ELECTION OF DIRECTORS
Nominees for term ending in:

                                                                            WITHHOLD     FOR ALL
2001                2000                  1999                   FOR ALL     FOR ALL      EXCEPT (*)
----                ----                  ----                     / /         / /         / /
Joyce L. Hanes      Lee Liu               Alan B. Arends
Arnold M. Nemirow   Robert W. Schlutz     Robert D. Ray
Jack R. Newman      Wayne H. Stoppelmoor  Anthony R. Weiler      (*)To withhold authority to vote for
Judith D. Pyle                                                   any individual nominee, strike a line
David Q. Reed                                                    through the nominee's name to the left and
                                                                 mark an (X) in the "FOR ALL EXCEPT" box.

   PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING.